Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-127119 on Form S-8 of our reports dated March 1, 2007, relating to the consolidated financial statements and financial statement schedule of CKX, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting (which report expressed an adverse opinion on the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of CKX, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 1, 2007